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                                                                    EXHIBIT 18.1

September 16, 2002

Board of Directors
Salton, Inc.
1955 Field Court
Lake Forest, Illinois

We have audited the consolidated financial statements of Salton, Inc. as of June 29, 2002 and June 30, 2001, and for each of the three years in the period ended June 29, 2002, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated September 16, 2002, which expresses an unqualified opinion and includes an explanatory paragraph concerning the Company's change in its method of accounting for certain inventories from the first-in, first-out method to the last-in, first-out ("LIFO") method. Note 2 to such financial statements contains a description of your adoption during the year ended June 29, 2002 of the LIFO method for valuing certain inventories. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

DELOITTE & TOUCHE LLP